Prospect Energy Corporation Makes Senior Secured Debt and Preferred Equity Investment in Appalachian Energy Holdings, LLC

NEW YORK, NY -- 02/15/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a $3.0 million senior secured debt and a $0.2 million preferred equity investment in Appalachian Energy Holdings, LLC. ("AEH"), an energy services company based in Charleston, West Virginia.

AEH is led by R. William West, who has more than 30 years of experience in natural resource related construction, equipment fleet management, and services. AEH is an energy services business focused on acquiring and expanding small and medium-sized energy services companies in the fragmented Appalachian region. AEH provides services to customers in the coal, natural gas, and oil industries. Existing lines of business include tree clearance, road construction, excavation, drill site preparation, pipeline construction, and reclamation.

Prospect's capital, along with external equity, is being used by AEH to acquire East Cumberland, LLC, and C&S Oilfield and Pipeline Construction, LLC. Prospect is receiving additional penny warrants in conjunction with its investment.

"Prospect is an ideal partner for us as we expand our service and geographic footprint across the Appalachian Basin," said West.

"AEH marks our second energy services investment, and our sixth investment in the Appalachian region," said Bart de Bie, a senior investment professional with Prospect Capital Management, Investment Adviser to Prospect. "We look forward to growing the AEH relationship as well as financing other energy-related businesses in the upstream, midstream, downstream, and service sectors across North America."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702